SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                   FORM 8-K

                                CURRENT REPORT


                          Pursuant to Section 13 or 15(d) of the
                             Securities Exchange Act of 1934

                  Date of Report (Date of earliest event reported):

                                March 28, 1997


                           TRIANGLE PACIFIC CORP.
             (Exact name of registrant as specified in its charter)



     Delaware                        0-22138                94-2998971
     (State or other                (Commission             (IRS Employer
     jurisdiction of                File Number)
     Identification No.)
     incorporation)



              16803 Dallas Parkway, Dallas, Texas                   75248
       (Address of principal executive offices)                    (Zip Code)



             Registrant's telephone number, including area code:

                              (214) 887-2000

























Item 2.  Acquisition or Disposition of Assets.

     On March 28, 1997, Robbins Hardwood Flooring, Inc. ("RHFI"), a newly-formed wholly-owned subsidiary of Triangle Pacific Corp. (the "Company"), acquired from Robbins, Inc., an Ohio corporation ("Robbins"), and Robbins' affiliate Searcy Flooring, Inc., an Ohio corporation ("Searcy") (Robbins and Searcy are together referred to as "Sellers"), substantially all the assets associated with the business of developing, manufacturing and selling residential flooring conducted by Sellers at and from three manufacturing plants owned by Sellers in the state of Arkansas, pursuant to the terms of an Asset Purchase Agreement (the "Purchase Agreement") dated as of March 28, 1997 between the Company, RHFI and Sellers. The purchased assets will be used by RHFI for the continued development, manufacture and sale of residential flooring. The purchase price for the assets consisted of approximately $56 million in cash (subject to adjustment based on a closing balance sheet) plus the assumption of approximately $11 million in liabilities (primarily favorable IRB financing and trade payables). The cash portion of the purchase price was provided by borrowings under the Company's bank Credit Facility and the Company's available cash.

     For additional information regarding the acquisition, see the Company's press release dated March 31, 1997 regarding the acquisition, a copy of which is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

     (C)  Exhibits.

          Exhibit 2.1 -   Asset Purchase Agreement dated as of March 28, 1997
                          between the Company, RHFI, Robbins and Searcy. (The
                          Exhibits and Schedules have been omitted pursuant to
                          Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish to the Commission a copy of any omitted Exhibit or Schedule upon request.)

          Exhibit 99.1 -  Press release of Triangle Pacific Corp. dated March
                          31, 1997 announcing the acquisition of the residential flooring assets and business of Robbins, Inc. and Searcy Flooring, Inc.























                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  April    , 1997                   TRIANGLE PACIFIC CORP.


                                         By:  /s/ Robert J. Symon
                                             -------------------------------
                                              Name: Robert J. Symon
                                              Title: Executive Vice President
                                                     Treasurer and Chief
                                                     Financial Officer